UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

[X]      Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             BKF CAPITAL GROUP, INC.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                             BKF CAPITAL GROUP, INC.
                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                                 (212) 332-8400

                              ______________, 2005

Dear Stockholder:


         You are cordially invited to attend the Annual Meeting of Stockholders of BKF Capital Group, Inc. (the "Company") at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York on June 9, 2005, at 8:00 a.m.


         At the meeting you will be asked to consider and vote on the election of three (3) directors, an amendment to the Restated Certificate of Incorporation of the Company to eliminate the classified board of directors, an amendment to the Restated Certificate of Incorporation of the Company to eliminate the supermajority vote requirements for fundamental transactions, the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm, a stockholder proposal requesting the engagement of an investment banking firm to pursue a sale of the Company, a stockholder proposal requesting the declassification of the board of directors of the Company and a stockholder proposal relating to the Company's stockholder rights plan.

         The board of directors has unanimously approved the election of the three directors and each of the amendments to the Restated Certificate of Incorporation of the Company and the ratification of Grant Thornton LLP as the Company's independent registered public accounting firm and recommends that you vote FOR each of them. The board of directors unanimously recommends that you vote AGAINST each of the stockholder proposals.


         You may already have received proxy-soliciting materials from Steel Partners II, L.P. ("Steel Partners") in connection with the items Steel Partners intends to present at the meeting. For the reasons given in the accompanying proxy statement, YOUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF STEEL PARTNER'S NOMINEES AND THE ADOPTION OF STEEL PARTNER'S PROPOSAL ARE NOT IN YOUR BEST INTERESTS. WE STRONGLY URGE YOU TO VOTE FOR THE NOMINEES PROPOSED BY YOUR BOARD USING THE ENCLOSED "WHITE" PROXY CARD AND AGAINST STEEL PARTNER'S NOMINEES AND PROPOSAL AND NOT TO EXECUTE ANY PROXY CARD OTHER THAN A WHITE PROXY CARD.


         A copy of the Company's Annual Report for the fiscal year ended December 31, 2004 is also enclosed.


         The formal notice of Annual Meeting and the proxy statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented. The proxy card is revocable and will not affect your right to vote in person if you attend the meeting.


                                           Very truly yours,


                                           /s/ JOHN A. LEVIN
                                           John A. Levin
                                           Chairman,
                                           Chief Executive Officer and President

                             BKF CAPITAL GROUP, INC.
                              ONE ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10020

                                 (212) 332-8400

                           NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS

                           TO BE HELD ON JUNE 9, 2005


                              TO OUR STOCKHOLDERS:


         The annual meeting of stockholders (the "Annual Meeting") of BKF Capital Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, on June 9, 2005, at 8:00 a.m., for the following purposes:

         1. to elect three (3) directors to hold office as specified in the accompanying proxy statement;


         2. to amend the Restated Certificate of Incorporation of the Company to eliminate the classified board of directors;

         3. to amend the Restated Certificate of Incorporation of the Company to eliminate the supermajority vote requirements for fundamental transactions;

         4. to ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm;

         5. to consider a stockholder proposal requesting the engagement of an investment banking firm to pursue a sale of the Company;

         6. to consider a stockholder proposal requesting the declassification of the board of directors of the Company;

         7. to consider a stockholder proposal relating to the Company's stockholder rights plan; and

         8. to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


Stockholders of record at the close of business on April 25, 2005, the record date, are entitled to vote at the Annual Meeting (the "Record Date").


                                           By Order of the Board of Directors


                                           /s/ NORRIS NISSIM
                                           Secretary


New York, NY
______________, 2005


YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                 PROXY STATEMENT


         The board of directors of the Company (the "Board of Directors") is soliciting proxies from stockholders for use at the Annual Meeting that will be held on June 9, 2005 and at any adjournment or adjournments of that meeting. The Company began mailing these proxy materials to stockholders on or about May___, 2005.

THIS PROXY STATEMENT DESCRIBES EACH OF THE MATTERS ON WHICH THE BOARD OF DIRECTORS IS ASKING STOCKHOLDERS TO VOTE. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS DESCRIBED IN ITEMS 1, 2, 3 AND 4 AND AGAINST THE PROPOSALS DESCRIBED IN ITEMS 5, 6 AND 7.


ITEM 1.  ELECTION OF DIRECTORS

         The Board of Directors is asking you to elect three (3) directors at the meeting. The Board of Directors has nominated the following persons to serve as directors for terms expiring at the annual meeting of stockholders in 2008:
J. Barton Goodwin, John A. Levin and Burton G. Malkiel. Each is currently a director of the Company.

         If any nominee should be unable to serve, the persons named as proxies shall vote for such other person as shall be determined by such persons in accordance with their judgment.

         Steel Partners has nominated the following persons to serve as directors for terms expiring at the annual meeting of stockholders in 2008:
Warren G. Lichtenstein, Ronald LaBow and Kurt N. Schacht. None of them is currently a director of the Company.

         Your Board is, in our view, in the best position to enhance stockholder value, because of its significant management and board experience with the Company. Your Board has significant industry experience, first-hand knowledge of the Company's strategy, operations, technology and personnel, and a demonstrated history of operating the Company in a very difficult environment. Under the direction of your Board, the Company's stock price has significantly outperformed both the peer group and the S&P 500 for the last five years (see page 25 of this proxy statement). In addition, your Board has recently announced a policy to distribute to stockholders approximately 70% of the annual free cash flow generated by the Company and adopted several important governance changes described elsewhere in this proxy statement. Because of the superior knowledge, experience and demonstrated track record of your Board and management, we believe your Board is better qualified to operate the Company in order to enhance long-term value for all stockholders.


         In contrast, at least two of the nominees of Steel Partners have limited, if any, investment in the Company. Although we recognize that, if elected, these nominees would have fiduciary obligations to all stockholders, we believe that, due to their inexperience and limited familiarity with the Company, they may give significant consideration to the opinions and advice of Steel Partners and its affiliates rather than concentrate on optimizing value for all stockholders. Indeed, Steel Partners failed to provide an explanation as to why their slate of nominees is better qualified than the Company's nominees. YOUR BOARD OF DIRECTORS URGES YOU TO VOTE THE "WHITE" PROXY CARD TODAY. DO NOT SEND BACK THE "GOLD" PROXY CARD EVEN AS A VOTE OF PROTEST.

         Your Board and management want to act in the best interest of all stockholders and take your concerns very seriously. PLEASE VOTE THE "WHITE" PROXY CARD TODAY.


         Information concerning the nominees and the directors who are continuing in office appears below.

                        DIRECTORS NOMINATED FOR ELECTION


NAME, AGE, AND PRINCIPAL                               EXPIRATION     EXPIRATION
OCCUPATION DURING THE LAST FIVE            DIRECTOR    OF CURRENT     OF TERM IF    OTHER BUSINESS
YEARS                               SINCE    CLASS        TERM          ELECTED     AFFILIATION(S)
-----                               -----    -----        ----          -------     --------------
J. Barton Goodwin -- age 58         1987      III         2005           2008
Managing Director of BCI Partners,
Inc. (private capital investment
group); General Partner of Bridge
Associates II. (private capital
investment group) and Teaneck
Associates. (private capital
investment group) and member of
Glenpointe Associates, LLC.
(private capital investment group),
Glenpointe V, LLC. (private capital
investment group) and BCI Investors,
LLC. (private capital investment
group) since 1986


John A. Levin -- age 66             1996      III         2005           2008
Chairman since February 2000;
Chief Executive Officer and
President of the Company and
Chairman and Chief Executive
Officer of Levin Management Co.,
Inc. and John A. Levin & Co., Inc.
since June 1996; prior thereto,
President and Securities Analyst/
Portfolio Manager of the
predecessor to John A. Levin & Co.,
Inc.

Burton G. Malkiel -- age 72         1982      III         2005           2008       Director of Vanguard Group
Professor of Economics, Princeton                                                   of Investment Funds (106
University since 1964                                                               funds), The Jeffrey
                                                                                    Company (investment
                                                                                    company) and CareGain
                                                                                    (healthcare asset
                                                                                    management company)

REQUIRED VOTE


         Stockholders are entitled to one vote per share in the election of directors (called straight voting), with no right of cumulation. Assuming a quorum is present, the nominees for director who receive the highest number of votes cast at the meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE THREE (3) NOMINEES NAMED ABOVE.

                         DIRECTORS CONTINUING IN OFFICE

                                                                         EXPIRATION
                                                                             OF
NAME, AGE, AND PRINCIPAL                                        DIRECTOR  CURRENT
OCCUPATION DURING THE LAST FIVE YEARS                   SINCE    CLASS      TERM    OTHER BUSINESS AFFILIATION(S)
-------------------------------------                   -----    -----      ----    -----------------------------
Barton M. Biggs -- age 72                                2003      I       2006
Managing Partner, Traxis Partners since
June 2003; prior thereto, Managing Director,
Morgan Stanley since 1973; Chairman, Morgan
Stanley Asset Management since 1975; Chairman,
Morgan Stanley Institutional Funds (1996-2003)

David D. Grumhaus -- age 69                              1988      I       2006(1)  Director of Niche Software
Travel 100 Group (travel company) and Casey Travel                                  Systems, Inc. (computer
Corporation (travel agency) since 1991                                              software company)

James S. Tisch -- age 52                                 2000      I       2006     Director of CNA Financial
President since October 1994 and Chief Executive                                    Corp. (holding company whose
Officer since January 1999 of Loews Corporation                                     subsidiaries consist of
(holding company whose subsidiaries are engaged in                                  insurance companies) and Vail
the following lines of business: insurance;                                         Resorts, Inc. (resort operator)
production and sale of cigarettes; operation of
hotels; natural gas transmission; operation of
offshore oil and gas drilling rigs; and distribution
and sale of watches and clocks) and Chief Executive
Officer of Diamond Offshore Drilling, Inc. (offshore
oil and gas company) since March 1998; prior thereto,
Chief Operating Officer of Loews Corporation

Anson M. Beard, Jr. -- age 69                            2000     II       2007
Retired, former investment banker

Peter J. Solomon -- age 66 Chairman of Peter J.          2000     II       2007     Director of Monro Muffler Inc.
Solomon Company, L.P. and Peter J. Solomon Securities                               (automotive repair services),
Co., Ltd. (investment banking) since 1989                                           Office Depot, Inc. (supplier
                                                                                    of office products) and
                                                                                    Phillips-Van Heusen
                                                                                    Corporation (apparel and
                                                                                    footwear marketer/
                                                                                    manufacturer)

Dean J. Takahashi -- age 47                              1997     II       2007
Senior Director of Investments,
Yale University, since 1996

(1) Mr. Grumhaus currently expects to retire in May 2005.

INDEPENDENCE OF  BOARD MEMBERS

         The Board of Directors has determined that each of the following directors is an "independent director" in accordance with the corporate governance rules of The New York Stock Exchange and the standards set forth the Company's Corporate Governance Guidelines: Barton M. Biggs, David D. Grumhaus, James S. Tisch, Anson M. Beard, Jr., Dean J. Takahashi, J. Barton Goodwin and Burton G. Malkiel.

         The following categorical independence standards are set forth in the Company's Corporate Governance Guidelines:

(A) The following commercial or charitable relationships will NOT be considered material relationships that would impair a director's independence:

         o a director or an immediate family member is an executive officer of another company that does business with Company and the annual sales to, or purchases from, the Company are less than 1.5 percent of the annual revenues of the company he or she serves as an executive officer.

         o a director or an immediately family member is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than 1.5 percent of the total consolidated assets of the company he or she serves as an executive officer and such indebtedness is not past due.

         o a director or an immediate family member serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than 1.5 percent of that organization's total annual charitable receipts (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose).

(B) The following relationships WILL be considered material relationships that would impair a director's independence, absent a determination by the Board of Directors to the contrary:

         o a director or an immediate family member is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; and

         o a director or an immediate family member is a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

         Business relationships, other than those enumerated in (A) and (B) above, between the Company and an entity for which the director or an immediate family member serves as an office or general partner or of which the director or an immediate family member is the owner of more than five percent of the outstanding equity interests will be evaluated by reference to the following criteria:

         o is the business arrangement usually and customarily offered to customers or suppliers by the Company?

         o is the arrangement offered on substantially similar terms as those prevailing at the time for comparable transactions with other customers or suppliers under similar circumstances?

         o in the event that (i) a proposed arrangement were not made or (ii) an existing arrangement were terminated in the normal course of business, would that action reasonably be expected to have a material and adverse effect on the financial condition, results of operations, or business of the recipient?

MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

         During 2004, the Board of Directors conducted six meetings, including scheduled and special meetings. Each board member attended at least 75% of the meetings of the Board of Directors and committees on which he served during 2004 other than Barton Goodwin, who participated in all four regularly scheduled meetings and all meetings of the board committees of which he serves as a member.

         The Company has standing audit, compensation and nominating and governance committees, whose current functions and members are described below. It is anticipated that at its first meeting following the Annual Meeting, the Board of Directors will designate the directors who currently serve on these committees to serve on each of these committees until the next annual meeting of stockholders, except that it is anticipated that Mr. Grumhaus will be replaced by an independent director as a member of the audit committee and the compensation committee upon his resignation.

AUDIT COMMITTEE


         The primary purpose of the audit committee (the "Audit Committee") is
(i) to oversee the accounting and financial reporting processes of the Company, the Company's compliance with legal and regulatory requirements, and the work of the independent registered public accounting firm of the Company, and (ii) to select, and determine the compensation of, such independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee had five meetings during 2004.


         The Audit Committee is composed of David D. Grumhaus, J. Barton Goodwin and Burton G. Malkiel. Each member is independent and financially literate, as defined by The New York Stock Exchange's listing standards that apply to the Company, and at least one member has accounting or financial management expertise, as required by these listing standards. The Board of Directors has determined that while no current member of the Audit Committee possesses all of the attributes of an "audit committee financial expert" (as defined by the Securities and Exchange Commission (the "SEC")), the committee members have the appropriate experience and ability to perform their duties as Audit Committee members.

COMPENSATION COMMITTEE

         The compensation committee (the "Compensation Committee") is composed of Anson M. Beard, Jr., David D. Grumhaus and Burton G. Malkiel. Each of the Compensation Committee members is independent, as defined by The New York Stock Exchange's listing standards that apply to the Company. The Compensation Committee makes recommendations regarding compensation policies and has direct responsibility for the compensation of the Company's executive officers. The Compensation Committee also administers the Company's 1998 Incentive Compensation Plan. The Compensation Committee had four meetings during 2004.

NOMINATING AND GOVERNANCE COMMITTEE

         The nominating and governance committee (the "Nominating and Governance Committee") is composed of J. Barton Goodwin, Barton M. Biggs and James S. Tisch. Each of the Nominating and Governance Committee members is independent, as defined by The New York Stock Exchange's listing standards that apply to the Company. The Nominating and Governance Committee makes recommendations to the Board of Directors regarding the selection of candidates to be nominated for election to the Board of Directors, monitors and reviews corporate governance issues, and oversees the evaluation of the Board of Directors and management. The Nominating and Governance Committee had one meeting during 2004.

         The Board of Directors has not adopted any formal policies or procedures with regard to the consideration of any director candidates recommended by stockholders. Stockholders should send their recommendations to the Secretary of the Company at One Rockefeller Plaza, New York, NY 10020. In general, the Board of Directors would require the consent of any proposed director candidate to be considered and to be nominated, and such person's undertaking to serve if elected, as well as the type of information that must be disclosed by and about directors, nominees, and executive officers of the Company under the federal securities laws and as may now or hereafter be required by the Company's charter and bylaws as to stockholder nominees. Further, the Nominating and Governance Committee could seek information about a candidate's specific attributes, including a candidate's business experience, experience as a director, community involvement and public credibility. The Board of Directors believes that these informal standards are sufficient to serve the Company's needs.

NON-EMPLOYEE DIRECTOR MEETINGS

         In 2005, pursuant to the Company's Corporate Governance Guidelines, the Board of Directors will hold regularly scheduled meetings of non-employee directors. Such meetings will be presided over by the chairman of the Audit, Compensation or Nominating and Governance Committee, as determined by the non-employee directors based on the anticipated agenda for the meetings. Interested parties who wish to communicate with the non-management directors may do so by following the same procedure as described in "Stockholder Communications" below.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS


         It is the policy of the Company to encourage its directors to attend the annual meeting of stockholders. All of the Company's directors attended last year's annual meeting of stockholders.


ITEM 2. APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE CLASSIFIED BOARD OF DIRECTORS

         The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term.

         The Board of Directors has adopted, subject to stockholder approval, an amendment to revise Article 6 of the Restated Certificate of Incorporation of the Company to eliminate the classified board of directors. The proposal would allow for the annual election of directors in the manner described below.

BACKGROUND OF PROPOSAL

         Since the Restated Certificate of Incorporation of the Company was adopted by the stockholders in 1984, the Company has had a classified Board of Directors. Classified boards have been widely adopted and have a long history in corporate law, and we believe that the classified Board of Directors has served the best interests of the Company and its stockholders over the last 22 years. Recognizing, however, the significant changes that have occurred in corporate governance standards over the last few years, the Board of Directors has decided to propose eliminating the classified board.


         The elimination of the classified board would require an amendment to the Restated Certificate of Incorporation of the Company. If this proposal is approved by the stockholders, commencing with the 2006 annual meeting of stockholders and for each subsequent annual meeting, those directors whose terms expire at the applicable annual meeting of stockholders will be elected for a one-year term, such that, from and after the 2008 annual meeting of stockholders, our board would cease to be classified and all directors would be elected for one-year terms at each annual meeting of stockholders. The process is consistent with the proposal put forth by Steel Partners which provides that "declassification shall be done in a manner that does not affect the term of directors previously elected."


         The amendment to the Restated Certificate of Incorporation of the Company to implement this proposal, as well as the proposal in Item 3, is substantially in the form set forth in Appendix A. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware containing substantially these amendments, which the Company would do promptly after the annual meeting. At such time, the Board of Directors would consider and act upon amendments to the Company's bylaws that would make the bylaws consistent with the proposed amendment to eliminate the classified board.

REQUIRED VOTE

         Under the Restated Certificate of Incorporation of the Company, approval of this proposal requires the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company's common stock outstanding as of the Record Date. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE THE CLASSIFIED BOARD AND IS SOLICITING PROXIES IN FAVOR OF THIS PROPOSAL.

ITEM 3. APPROVAL OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS FOR FUNDAMENTAL TRANSACTIONS


         Article 8 of the Company's Restated Certificate of Incorporation provides that a favorable vote of the holders of at least 80% of the shares of the Company then entitled to be voted on the matter shall be required to approve, adopt or authorize (1) any amendment to the certificate of incorporation of the corporation that makes the common stock a redeemable security (as that term is defined in the Investment Company Act of 1940), (2) a merger or consolidation of the Company with another corporation, (3) a sale of all or substantially all of the assets of the Company, or (4) a liquidation of the Company, unless such action has previously been approved, adopted or authorized by the affirmative vote of two thirds of the total number of directors fixed in accordance with the bylaws of the Company.


         The Board of Directors has adopted, subject to stockholder approval, an amendment to eliminate Article 8 of the Restated Certificate of Incorporation of the Company in its entirety. The proposal would mean that the approval of any such transaction by the Board of Directors and by holders of a majority of the outstanding stock of the Company entitled to vote on the matter would be sufficient to approve, adopt and authorize any such transaction, without the requirement of a supermajority vote by either the Board of Directors or the stockholders.

         As in the case of the proposed amendment to eliminate the classified board and the amendments to our Rights Plan discussed in the Company's Statement in Opposition to Item 7, the Board of Directors believes that this amendment would further promote its goal of sound corporate governance. The Board of Directors believes that the elimination of this provision would enhance the Company's responsiveness to its stockholders by facilitating fundamental transactions that are supported by holders of a majority of our stock. Accordingly, the Board of Directors believes that eliminating the supermajority vote requirements for fundamental transactions is in the best interests of the Company and its stockholders.

         The elimination of the supermajority vote requirement with respect to these transactions would require an amendment to the Restated Certificate of Incorporation of the Company. The proposed amendment to the Restated Certificate of Incorporation of the Company to implement this proposal, as well as for proposal in Item 2, is substantially in the form set forth in Appendix A. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware containing substantially this amendment, which the Company would do promptly after the annual meeting. At such time, the Board of Directors would consider and act upon amendments to the Company's bylaws that would make the bylaws consistent with the proposed amendment.

REQUIRED VOTE

         Under the Restated Certificate of Incorporation of the Company, approval of this proposal requires the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company's common stock outstanding as of the Record Date. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS FOR FUNDAMENTAL TRANSACTIONS AND IS SOLICITING PROXIES IN FAVOR OF THIS PROPOSAL.


ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         Prior to the Annual Meeting, the Audit Committee reappointed Grant Thornton LLP, the independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2005. Grant Thornton LLP has no direct or indirect financial interest in the Company except as the Company's independent registered public accounting firm. For the years ending December 31, 2003 and December 31, 2002, Ernst & Young LLP's reports on the financial statements of the Company did not contain an adverse opinion nor a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In addition, for the years ending December 31, 2003 and December 31, 2002, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused Ernst & Young LLP to make a reference to the subject matter of the disagreement in its audit report. During the years ended December 31, 2003 and December 31, 2002, the Company did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

         The Company is asking stockholders to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company. A representative of Grant Thornton LLP is expected to attend the meeting and will be available to respond to questions raised at the Annual Meeting. The representative from Grant Thornton LLP also will have the opportunity to make a statement if he or she desires to do so.

AUDIT FEES


         Grant Thornton LLP received $592,259 for the year ended December 31, 2004 and Ernst & Young LLP received $458,250 for the year ended December 31, 2003 for professional services rendered in connection with the audit of the Company's annual financial statements, reviews of the financial statements included in quarterly reports on Form 10-Q filed by the Company, and audits of consolidated subsidiaries.


AUDIT-RELATED FEES

         No audit-related services were rendered with respect to the fiscal years ended December 31, 2004 by Grant Thornton LLP and December 31, 2003 by Ernst & Young LLP.

TAX SERVICES

         Grant Thornton LLP received from the Company a total of $12,875 for the year ended December 31, 2004 and Ernst & Young LLP received from the Company a total of $15,000 for the year ended December 31, 2003 in connection with the review of Company tax returns. The Audit Committee of the Board of Directors believes these additional services were compatible with maintaining the independence of Grant Thornton LLP and Ernst & Young LLP, respectively.

ALL OTHER FEES


         No other fees were paid to Grant Thornton LLP in 2004. In 2003, Ernst & Young LLP received $19,000 for consultations and research on federal, state and local tax issues rendered in connection with a mutual fund for which the Company acts as an adviser.


PRE-APPROVAL PROCEDURES


         The Audit Committee has adopted the following guidelines regarding the engagement of the Company's independent registered public accounting firm to perform services for the Company. Prior to the commencement of the audit services (including audits of the Company's employee benefit plan), the Audit Committee shall approve the terms of the engagement letter that outlines the scope of the audit services proposed to be performed by the Company's independent registered public accounting firm during the fiscal year. Non-audit services will also require pre-approval from the Audit Committee. Tax preparation and review work has been approved based on the terms included in the engagement letter that also outlines the scope of the audit services. No other non-audit work has been approved by the Audit Committee. Any such approval would require approval of the specific engagement, including the projected fees, at a regularly scheduled or special Audit Committee meeting or through a written consent.


REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of the ratification of the appointment of Grant Thornton LLP.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.


ITEM 5. STOCKHOLDER PROPOSAL

         Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY, 10570, who has been the owner of shares of the Company valued at more then $2,000 for more than one year and intends to continue to hold these shares through the date of the next annual meeting (based on Amendment No. 5 to the Schedule 13D filed with the SEC) by Opportunity Partners L.P. on November 15, 2004), has given notice that it intends to present the following proposal at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

PROPOSED RESOLUTION

         That the stockholders of the Company hereby request that an investment banking firm be engaged to pursue a sale of the Company.

SUPPORTING STATEMENT OF STOCKHOLDER

         The Company's ratio of market capitalization to assets under management is less than 2%. That is well below the ratio of most other investment management companies. In addition, some recent sales of hedge fund management firms at prices exceeding 10% of assets under management have occurred. We believe the Company could be an attractive acquisition candidate for a larger financial institution. Therefore, an investment banking firm should be engaged as soon as practicable to pursue a sale of the Company.

WE URGE STOCKHOLDERS TO VOTE FOR THIS RESOLUTION.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL

         The Board of Directors of the Company recommends that you vote AGAINST the stockholder's proposal for the following reasons.

         As fiduciaries, the directors of the Company have an obligation to seek to develop and realize stockholder value. The proposal submitted by Opportunity Partners, L.P. seeks to instruct the directors to meet their obligations in a very particular way - by immediately retaining an investment banking firm to pursue a sale of the Company. The Board should retain its full discretion to determine the future course of the Company and should not be asked to pursue a limited course of action.

         Indeed, the Board of Directors believes that the stockholder proposal reflects a misconception that the sale of the business may be quickly and easily achieved through a public process. In the view of the Board of Directors, however, the development and realization of stockholder value is a complex process that requires the Board of Directors to take into account various the concerns, including those of three key groups - the stockholders, the clients and the employees. The Board of Directors believes that any value creating or value realizing transaction involving the Company must adequately take into account, among other things, the impact of such a transaction on each of these groups. The Board of Directors' opposition to the stockholder proposal does not reflect a refusal to retain an investment bank or to sell the Company, but rather reflects the judgment that a public sale process would create a sense of instability and limit the ability of the Company to respond to the concerns of clients and employees, thus diminishing the value of the Company by increasing the risk of loss of accounts and personnel. Consequently, the Board of Directors does not believe that the stockholder proposal can play a positive role in its efforts to meet its fiduciary obligations.

         We also note that the Board of Directors continually reviews alternatives for creating value for the Company's stockholders in the context of the Company's long-term objectives. As part of this ongoing review, and consistent with its longstanding support for sound corporate governance and developing stockholder value, the Board has approved an amendment to its stockholder rights plan to permit tender offers for the entire Company, should one be made. Bidders for 100% of the Company's outstanding shares would now be exempt from the scope of the rights plan if they successfully acquire a majority of the Company's outstanding shares. The directors also approved a provision which mandates that the rights plan must be reevaluated every three years by the independent directors of the Company. The Board has also proposed an amendment to the Company's certificate of incorporation to eliminate the supermajority stockholder vote requirement for mergers and other business combinations. These amendments serve the strategic objective of creating a stronger Company. The Board of Directors will continue to exercise its business judgment to make strategic decisions that it believes will enhance stockholder value. In addition, we note that the current public operating business developed out of a 1999 decision by the Board of Directors to create stockholder value for investors by distributing most of the assets of a closed-end fund that traded at a persistent discount to net asset value. Since that time, the Board of Directors and management have focused on creating value through the development of an asset management business offering diversified investment strategies.

         Against this backdrop, and in light of the Board's determination that approval of the stockholder proposal would threaten to diminish the value of the Company by increasing the risk of loss of accounts and personnel, the Board finds that the stockholder proposal (and the public sale process the proposal contemplates) is not in the best interests of the Company or its stockholders and therefore the Board urges stockholders to vote against the stockholder proposal.

REQUIRED VOTE


         The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary for the approval of this proposal. Approval would not, however, require that the requested action be taken, since a vote in favor of this proposal is an advisory recommendation to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL REQUESTING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY.


ITEM 6. STOCKHOLDER PROPOSAL

         Steel Partners II, L.P., 590 Madison Avenue, New York, NY, 10022, the owner of 669,600 shares of common stock (based on Amendment No. 4 to Schedule 13D filed with the SEC by Steel Partners II, L.P. on March 24, 2005), has given notice that it intends to present the following proposal at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

PROPOSED RESOLUTION

         That the stockholders of the Company hereby request that the Board of Directors take the necessary steps to declassify the Board of Directors and to require that all directors stand for election annually. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT OF STOCKHOLDER

         We believe the election of directors is the most powerful way that stockholders influence the strategic direction of a public company. Currently, the Board of Directors of BKF Capital is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of BKF Capital and its stockholders because it reduces accountability and is an unnecessary anti-takeover device. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing stockholder value. Concerns that the annual election of directors would have a destabilizing impact by leaving our company without experienced board members in the event that all incumbents are voted out are unfounded. In the unlikely event the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

         A classified Board of Directors protects the incumbency of the Board of Directors and current management, which in turn limits accountability to stockholders. It is our belief BKF Capital's corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. We believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

         Increasingly, classified boards like ours have become unpopular in recent years. Institutional investors are calling for the end of this system. California's Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

         During the past few years a majority of stockholders supported proposals asking their boards to repeal classified board structures at a number of respected companies, including FedEx, Baker Hughes, Starwood Hotels, Honeywell International, Morgan Stanley and Tellabs.

         For a greater voice in the governance of BKF Capital and annual Board of Directors accountability we ask stockholders to vote YES on this proposal.

WE URGE STOCKHOLDERS TO VOTE FOR THIS RESOLUTION.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL


         As described in "Item 2. Approval of Amendment to the Restated Certificate of Incorporation of the Company to Eliminate Classified Board of Directors," the Company has proposed an amendment to its Restated Certificate of Incorporation to eliminate the classified Board of Directors in the manner requested by this proposal. Instead of voting in favor of this proposal, stockholders should vote in favor of the proposal described in Item 2 above.


REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary for the approval of this proposal. Approval would not, however, require that the requested action be taken, since a vote in favor of this proposal is an advisory recommendation to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL REQUESTING THE DECLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

ITEM 7.  STOCKHOLDER PROPOSAL


         GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, the owner of 278,700 shares of common stock (based on Amendment No. 10 to Schedule 13D filed with the SEC by GAMCO Investors, Inc. on April 28, 2005), has given notice that it intends to present the following proposal at the Annual Meeting. The proposed resolution and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.


PROPOSED RESOLUTION

         That the stockholders of the Company hereby request that the Board of Directors redeem the Common Share Purchase Rights issued pursuant to the Rights Agreement, dated June 8, 2001, unless the holders of a majority of the outstanding shares approve the issuance at a meeting of the stockholders held as soon as practical.

SUPPORTING STATEMENT OF STOCKHOLDER

         On May 29, 2001, the Board of Directors declared a dividend of one Common Share Purchase Right pursuant to a Rights Agreement dated as of June 8, 2001. Generally, the stockholders may exercise their rights under this agreement (the "Rights") only when a person or group acquires, or through an exchange or tender offer attempts to acquire, a beneficial interest in 10% or more of the common stock of a Company. Stockholders -- other than the person or group attempting to acquire 10% -- may then exercise the Rights and receive stock at a fraction of its fair market value. The Agreement permitted certain stockholders, including GAMCO and affiliates, to retain existing stockholdings that exceeded 10%. The Company may redeem the Rights for $.01 per Right. These Rights represent a corporate anti-takeover device, commonly known as a "poison pill." Issuing the Rights allows the Company to increase vastly the cost to a potential bidder of effecting any merger or tender offer unless the Board of Directors favors the bid. Potential bidders cannot take their offer directly to the stockholders even if an overwhelming majority would have accepted the offer. The potential bidder must negotiate with management, and a Board or management may sometimes have interests that conflict with the interests of stockholders. We believe the Board should allow its stockholders to decide for themselves what represents a fair price for their holdings. Also, as we noted in previous years, a holding company for an investment manager subject to the federal securities laws has change of control protections arising under the securities laws.

         The power of stockholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the stockholders' interests. Should this proposal prevail, the Board, in an effort to improve stockholder value, should itself redeem the Rights or put the decision whether to continue using a poison pill to a vote of the stockholders at a special meeting to be held as soon as practical.

WE URGE STOCKHOLDERS TO VOTE FOR THIS RESOLUTION.

COMPANY'S STATEMENT IN OPPOSITION TO THE PROPOSAL

         The Board of Directors of the Company recommends that you vote AGAINST the stockholder's proposal for the following reasons.

         The Board of Directors adopted the Rights Plan in May 2001 for two primary reasons: (1) to maintain a stable employee and client base and (2) to assure that all of BKF Capital Group's stockholders receive fair and equal treatment in any proposed takeover of the Company. The Rights Plans helps to accomplish these goals by guarding against abusive tactics such as "creeping acquisitions" of control through open market purchases that provide no control premium to stockholders and "partial" or "two-tier" tender offers that fail to treat all stockholders equally. The Board of Directors continues to believe that the Rights Plan serves a vital function in this regard.

         In addition, after taking into consideration the reasons why the Board of Directors initially adopted the Rights Plan and the wishes of our stockholders expressed at recent annual meetings, the Board of Directors has approved two key amendments to the Rights Plan that are designed to facilitate offers for 100% of our stock that are accepted by a majority of our shares and to provide for periodic independent director review of the Rights Plan.

         o The first amendment will exempt from the scope of the Rights Plan persons who bid for 100% of the Company's outstanding shares to the extent that such person acquires a majority of the Company's outstanding shares in such offer. Like the Company's proposal to eliminate supermajority voting requirements for mergers and similar fundamental transactions from the Restated Certificate of Incorporation Item 4, this amendment is intended to facilitate offers for the entire Company that are supported by holders of a majority of our stock. If a majority of the outstanding shares support an offer that is made available to all the shares the Rights Plan will not be an impediment to that offer.

         o The second amendment will add a provision (commonly referred to as a TIDE provision) that will require a committee comprised solely of independent directors to review the Rights Plan at least every three years to consider whether the continuance of the Rights Plan is in the best interests of the Company, its stockholders and any other relevant constituencies of the company. The Board believes that this amendment, coupled with the Company's proposal to amend the Restated Certificate of

              Incorporation to eliminate the classified board, will provide for enhanced accountability and oversight of the Rights Plan.

         The Board of Directors believes that the Rights Plan, as amended, addresses stockholder concerns that the Rights Plan could be an impediment to a premium offer favored by stockholders but will continue to protect the Company and its stockholders from creeping acquisitions of control without a premium and other abusive tactics. Accordingly, we believe that the proposal seeks to take away from the Board of Directors a valuable mechanism for promoting stability for employees and clients, protecting stockholders, and maximizing stockholder value. The Board of Directors believes that the Rights Plan as amended is in the best interests of the Company and its stockholders.

REQUIRED VOTE


         The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is necessary for the approval of this proposal. Approval would not, however, require that the requested action be taken, since a vote in favor of this proposal is an advisory recommendation to the Board of Directors.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S STOCKHOLDER RIGHTS PLAN.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any proposals to be presented to the Annual Meeting by others. If any other matter comes before the Annual Meeting, however, the persons named in the proxy solicited by the Board of Directors will vote thereon in accordance with their judgment.

                           STOCKHOLDER COMMUNICATIONS

         Stockholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Company at One Rockefeller Plaza, New York, NY 10020. The envelope should indicate that a stockholder communication to a director or the Board of Directors is enclosed. The Secretary shall forward the correspondence to the director or directors to whom it is addressed.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The table below sets forth the beneficial ownership as of April 25, 2005 of (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock, (2) each director and nominee for director of the Company, (3) each executive officer of the Company whose name appears on the summary compensation table below (the "Named Executive Officers") and (4) all directors and executive officers of the Company as a group. Each person had sole or shared voting or dispositive powers with respect to such shares.


                                                                                       PERCENT
NAME OF BENEFICIAL OWNER                                      NUMBER OF SHARES        OF CLASS
------------------------                                      ----------------        --------
John A. Levin................................................       695,860(1)           9.2%
c/o BKF Capital Group, Inc.
One Rockefeller Plaza
New York, NY 10020

Steel Partners II, L.P.......................................       669,600 (2)          8.9%
590 Madison Avenue
New York, NY 10022


Owl Creek Asset Management, L.P..............................       512,300 (3)          6.8%
410 Park Avenue, Suite #420
New York, NY  10022


                                                                                       PERCENT
NAME OF BENEFICIAL OWNER                                      NUMBER OF SHARES        OF CLASS
------------------------                                      ----------------        --------
Mario J. Gabelli.............................................       510,100 (4)          6.8%
One Corporate Center
Rye, NY 10580

Cannell Capital LLC..........................................       360,200(5)           4.8%
150 Capital Street, Fifth Floor
San Francisco, CA 94111

Anson M. Beard, Jr...........................................         2,400(6)(7)        *

Barton M. Biggs..............................................         2,400(6)(7)        *

J. Barton Goodwin............................................        55,776(6)(7)(8)     *

David Grumhaus...............................................        11,835(7)(9)        *

Burton G. Malkiel............................................         5,900(6)           *

Peter J. Solomon.............................................         3,400(6)(7)        *

Dean J. Takahashi............................................         2,582(6)(7)        *

James S. Tisch...............................................         4,400(6)(7)        *

Glenn A. Aigen...............................................        22,339(10)          *

Norris Nissim................................................         7,817(11)          *

Henry Levin..................................................        22,362(12)          *

Frank Rango..................................................        21,455(13)          *

Directors and executive officers as a group (13 persons).....       858,526              11.4%

*  Less than 1%

------------------------------------
(1) Includes 18,907 shares of common stock held by family members or trusts, 20,321 shares of restricted stock granted on March 10, 2004 which will vest on March 10, 2007, 26,465 shares of restricted stock granted on March 10, 2005 of which one third will vest on December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(2)      The information set forth is based solely on Amendment No. 4 to
         Schedule 13D filed with the SEC on March 24, 2005.


(3) The information set forth is based solely upon the Schedule 13D filed with the SEC on November 19, 2004 and includes 26,279 shares held by Owl Creek I, L.P., 174,990 shares held by Owl Creek II, L.P., 311,031 shares held by Owl Creek Overseas Fund, Ltd. Jeffrey A. Altman is the general partner of Owl Creek I, L.P. and Owl Creek II, L.P. and the investment manager to Owl Creek Overseas, Ltd.

(4)      The information set forth is based solely on Amendment No. 10 to
         Schedule 13D filed with the SEC on April 28, 2005 and includes 193,500 shares held by Gabelli Funds, LLC, 278,700 shares held by GAMCO Investors Inc., 3,900 shares held by Gabelli Foundation, Inc., 8,000 shares held by Gabelli & Company, Inc. Profit Sharing Plan, 11,500 shares held by Gabelli Advisors, Inc. and 14,500 shares held by MJG Associates, Inc.

(5) The information set forth is based solely upon the Schedule 13G filed with the SEC on February 11, 2005 and includes 64,300 shares held by The Anegada Master Fund, 101,100 shares held by The Cuttyhunk Fund Limited, 114,900 shares held by Tonga Partners, L.P., 54,900 shares held by GS Cannell Portfolio, LLC and 25,000 shares held by Pleiades Investment Partners, L.P. Based upon the Schedule 13G filing on February 11, 2005, the reporting person beneficially owned 5.1% of the total outstanding amount of shares of common stock of the Company

(6) Includes 1,200 shares of restricted stock granted on May 13, 2004 which vested on January 2, 2005 and 1,200 shares of restricted common stock granted on March 23, 2005 of which one half will vest on April 1, 2005 and one quarter will vest on each of July 1, 2005 and October 1, 2005.

(7) The number of shares does not include any shares underlying the restricted stock units granted to Messrs. Beard, Biggs, Goodwin, Grumhaus, Solomon, Takahashi and Tisch. Each of these directors, with the exception of Mr. Biggs has received 3,500 restricted stock units (Mr. Biggs has received 1,125), but the shares underlying these restricted stock units are not deliverable, either by the terms of the awards regarding vesting and delivery or because of a deferral election by the directors, within 60 days of March 31, 2005.

         The number of shares listed also does not include any shares underlying 161,725 restricted stock units granted to Mr. Levin. The shares underlying these restricted stock units are not deliverable, either by the terms of the awards regarding vesting and delivery or because of a deferral election by Mr. Levin, within 60 days of March 31, 2005. See "Compensation -- Executive Officer Compensation" for a description of these grants.

(8) Includes 53,376 shares of common stock owned by immediate family members or trusts.

(9) Includes 9,303 shares of common stock held by family members or trusts and 1,200 shares of restricted stock granted on May 13, 2004 which vested on January 2, 2005.

(10) Includes 19,555 shares of common stock relating to options which have vested or will vest within 60 days of March 31, 2004 and 1,384 shares of restricted stock granted on March 10, 2004 which will vest on March 9, 2007 and 1,400 shares of restricted stock granted on March 10, 2005, of which one third will vest on December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(11) Includes 2,933 shares of restricted stock granted on March 10, 2005 of which one third will vest on December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(12) Henry Levin also owns 61,583 restricted stock units, the shares of common stock underlying which will vest and be delivered on December 3, 2005.

(13) Frank Rango also owns 61,583 restricted stock units, the shares of common stock underlying which will vest and be delivered on December 3, 2005.


                   PARTICIPANTS IN THE COMPANY'S SOLICITATION

         Under the applicable regulations of the SEC, each of the directors, nominees to be directors, and executive officers of the Company is deemed a "Participant" in the Company's solicitation of proxies. Information regarding the ownership of shares of common stock of the Company by each Participant can be found in the table entitled "Security Ownership of Certain Beneficial Owners" set forth above. Information with regard to the following information is set forth in Appendix B: name of the Participant, principal occupation, business address of the organization in which the principal occupation is carried on and information with regard to any purchases or sales of the Company's common stock by the Participant within the past two years.


         No Participant has been convicted in a criminal proceeding (excluding traffic violations) during the past ten years. Except as described in this proxy statement, no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this proxy statement, no Participant or any associate of any Participant has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates; or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Each director and executive officer of the Company and each beneficial owner of 10% or more of the Company's common stock is required to report his or her transactions in shares of Company common stock to the SEC within a specified period following a transaction. Based on our review of filings with the SEC and written representations furnished to us during 2004, the directors, executive officers and 10% beneficial owners filed all such reports within the specified time period except that Messrs. Beard, Biggs, Goodwin, Grumhaus, Malkiel, Solomon, Takahashi and Tisch failed to timely file one report of a transaction related to the grant of restricted common stock under the Company's 1998 Incentive Compensation Plan due to an administrative oversight. In each case, a report was filed promptly following discovery of the oversight.

                               EXECUTIVE OFFICERS

         The current executive officers of the Company are:



                                                                                                  YEAR FIRST ELECTED
                                                                                                     OR BECAME AN
NAME, AGE, AND PRINCIPAL OCCUPATION DURING THE LAST FIVE YEARS(1)                  OFFICE          EXECUTIVE OFFICER
-----------------------------------------------------------------                  ------         ------------------

John A. Levin -- age 66                                                      Chairman, Chief      2000 (as Chairman)
Chairman since February 2000, Chief Executive Officer and President          Executive Officer     1996 (as CEO and
of the Company and Chairman and Chief Executive Officer of Levin             and President            President)
Management Co., Inc. and John A. Levin & Co., Inc. since June 1996;
prior thereto, President and Securities Analyst/ Portfolio Manager of the predecessor to John A. Levin & Co., Inc.

Glenn A. Aigen -- age 42                                                     Senior Vice                 2000
Senior Vice President, Chief Financial Officer and Treasurer of the          President, Chief
Company, Levin Management Co., Inc. and John A. Levin & Co., Inc.            Financial Officer
since February 2000; Vice President, Chief Financial Officer and             and Treasurer
Director of Operations of Levin Management Co., Inc. and John A.
Levin & Co., Inc. from June 1996 to February 2000; prior thereto,
Director of Operations of the predecessor to John A. Levin & Co.,
Inc. since 1993

Norris Nissim -- age 38                                                      Vice President,             2000
Vice President, General Counsel and Secretary of the Company and             General Counsel
Vice President and General Counsel of Levin Management Co., Inc.             and Secretary
and John A. Levin & Co., Inc. since February 2000; Director of
Legal Affairs of Levin Management Co., Inc. and John A. Levin &
Co., Inc. from August 1996 to February 2000


Henry Levin - age 42 (2)                                                     Senior Portfolio            2005
Senior Portfolio Manager of John A. Levin & Co., Inc. and of Levin           Manager
Management Co., Inc. for the previous five years. Mr. Levin joined
John A. Levin & Co., Inc. and Levin Management Co., Inc. in 1991.

Frank Rango - age 49 (2)                                                     Senior Portfolio            2005
Senior Portfolio Manager of John A. Levin & Co., Inc. and of Levin           Manager
Management Co., Inc. for the previous five years. Mr. Rango joined
John A. Levin & Co., Inc. and Levin Management Co., Inc. in 1987.


------------------------------------
(1) Each executive officer of the Company generally holds office until the first meeting of the Board of Directors after the Annual Meeting of stockholders and until his or her successor is elected and qualified. Gregory T. Rogers resigned as the Company's Executive Vice President and Chief Operating Officer effective September 30, 2004.


(2) Messrs. Levin and Rango became executive officers of the Company for purposes of the SEC regulations on April 19, 2005 and therefore were not executive officers of the Company during fiscal 2004. See the section entitled "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" for a description of their respective employment agreements.

                                  COMPENSATION

DIRECTORS' COMPENSATION

         Company employees who serve as directors of the Company receive no compensation for such services. Non-employee directors currently receive approximately $34,000 per year in the form of restricted stock awards (as valued at the date of grant) which vest over the course of the year. In 2004, an annual grant of 1,200 shares of restricted common stock was made. In addition to the restricted stock awards, non-employee directors receive $500 for each meeting of a committee of the board that they attend in person or by telephone and $5,000 per year for serving as the chairman of any committee of the Board. The Company also reimburses directors for their out-of-pocket expenses incurred in connection with such meetings.

EXECUTIVE OFFICER COMPENSATION

         The following table sets forth compensation for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 received by the Company's Chief Executive Officer, and the Company's two other executive officers serving at the end of fiscal year 2004. These three officers are referred to as the "Named Executive Officers." The table also sets forth compensation for Gregory Rogers, who served as Executive Vice President and Chief Operating Officer through September 30, 2004.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                   ----------------------------------    -------------------------
                                                                         RESTRICTED     SECURITIES
NAME AND                                                  OTHER ANNUAL     STOCK        UNDERLYING      ALL OTHER
PRINCIPAL POSITION          YEAR    SALARY($)  BONUS($) COMPENSATION(1)  AWARD(S)(2)    OPTIONS(#)   COMPENSATION(3)
------------------          ----    ---------  -------- ---------------  -----------    ----------   ---------------
John A. Levin.........    2004     914,862    1,074,946       --         1,123,439(4)                    7,000
Chairman, Chief           2003     894,293      501,269       --           514,934(5)        --          7,000
Executive Officer         2002     886,819      218,737       --         2,644,204(6)        --         12,000
and President

Glenn A. Aigen........    2004     247,665      746,465       --            59,430(7)                    6,500
Senior Vice President and 2003     242,097      673,347       --            35,071(8)        --          6,000
Chief Financial Officer   2002     240,074      942,210       --           426,899(9)        --         11,000

Norris Nissim.........    2004     237,573      255,941       --           124,506(10)                   6,500
Vice President and        2003     232,232      167,768       --                --           --             --
General Counsel           2002     230,290      169,000       --            79,575(11)       --         11,000

Gregory T. Rogers (12)    2004     315,779       97,677       --                --           --            (12)
Former Executive Vice     2003     421,038      598,766       --                --           --          6,000
President and Chief       2002     417,519      910,094       --           679,719(13)       --         11,000
Operating Officer

------------------------------------
(1) With respect to each of the Named Executive Officers and Mr. Rogers, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus.

(2) Holders of restricted stock have the same right to receive dividends as holders of other common stock of the Company.

(3) Represents amounts contributed by the Company to the Company's 401(k) plan. The Company did not grant any options in 2004 to any Named Executive Officers and Mr. Rogers.

(4) Represents the fair market value, as of the grant date, of 24,465 shares of restricted stock granted on March 10, 2005 with respect to 2004 bonus compensation. One third of these shares will vest on December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(5) Represents the fair market value, as of the grant date, of 20,321 shares of restricted stock granted on March 10, 2004 with respect to 2003 bonus compensation. The shares of restricted stock vest on March 9, 2007.

(6) Represents the fair market value, as of the grant date, of 161,725 Restricted Stock Units ("RSU") granted on March 12, 2003 with respect to 2002 bonus compensation. With respect to 71,320 of these RSUs, one third vested on each of December 31, 2003 and December 31, 2004 and one third will vest on December 31, 2005, but the delivery of the shares of common stock underlying the RSUs will not occur until December 31, 2005, and delivery may be deferred by the Named Executive Officer. With respect to the other 90,405 RSUs, such RSUs will vest on December 31, 2005, but the delivery of shares of common stock underlying the RSUs may be deferred by the Named Executive Officer.

         As of December 31, 2004, Mr. Levin held an additional 71,413 RSUs with an aggregate value of $2,706,553.

(7) Represents the fair market value, as of the grant date, of 1,400 shares of restricted stock granted on March 10, 2005. One third of these shares will vest on each of December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(8) Represents the fair market value, as of the grant date, of 1,384 shares of restricted stock granted on March 10, 2004 with respect to 2003 bonus compensation. The shares of restricted stock vest on March 9, 2007.

(9) Represents the fair market value, as of the grant date, of 26,110 RSUs granted on March 12, 2003 with respect to 2002 bonus compensation. With respect to 6,110 of these RSUs, one third vested on each of December 31, 2003 and December 31, 2004 and one third will vest on December 31, 2005, but the delivery of the shares of common stock underlying the RSUs will not occur until December 31, 2005, and delivery may be deferred by the Named Executive Officer. With respect to the other 20,000 RSUs, such RSUs will vest on December 3, 2005, but the delivery of shares of common stock underlying the RSUs may be deferred by the Named Executive Officer.

         As of December 31, 2004, Mr. Aigen held an additional 66,430 RSUs with an aggregate value of $2,517,697.

(10) Represents the fair market value, as of the grant date, of 2,933 shares of restricted stock granted on March 10, 2005. One third of these shares will vest on each of December 31, 2005, December 31, 2006 and December 31, 2007, respectively.

(11) Represents the fair market value, as of the grant date, of 4,867 RSUs granted on March 12, 2003 with respect to 2002 bonus compensation. The RSUs will vest on December 3, 2005, but the delivery of shares of common stock underlying the RSUs may be deferred by the Named Executive Officer.

(12) Mr. Rogers resigned from the Company effective September 30, 2004. On September 30, 2004, Mr. Rogers entered into a Separation Agreement and General Release, dated as of September 29, 2004 with Levin Management Co., Inc., a subsidiary of the Company ("Levin Management"). Under such agreement, Mr. Rogers received or will receive the following payments:
         (i) a lump sum separation amount of $97,677 to be paid on or about September 30, 2004, (ii) a payment of $12,500 on each of January 1, 2005, February 1, 2005, March 1, 2005, April 1, 2005, May 1, 2005 and
         June 1, 2005 for consulting services to be rendered to Levin Management for the period January 1, 2005 through June 30, 2005 and (iii) a payment of $37,500 on each of July 1, 2005 and September 1, 2005 for consulting services to Levin Management provided that Mr. Rogers has established a bona fide consulting business. Levin Management will also pay for Mr. Rogers' medical benefits until the earlier of September 30, 2005 or until Mr. Rogers becomes employed and covered by another group insurance plan. Such agreement also provided for the delivery to Mr. Rogers, within 30 days of September 30, 2004, of an aggregate of 76,128 shares of the Company's common stock issuable under deferred stock agreements between the Company and Mr. Rogers. Mr. Rogers is entitled to receive the cash value of 3,334 shares (valued as of September 30, 2004), in lieu of the receipt of such shares, by giving written notice, which Mr. Rogers has provided. In addition, pursuant to the terms of an option award agreement, Mr. Rogers had 30 days from September 30, 2004 to purchase up to 65,049 shares of the Company's common stock underlying stock options granted to him at an exercise price of $13.03125 per share (the exercise price of the options). For all shares of the Company's common stock to be delivered to Mr. Rogers under the separation agreement, Mr. Rogers is required to grant to persons designated by the Company his proxy to vote in accordance with the recommendation of management with respect to any matters to be voted on by stockholders of the Company. The separation agreement also includes a mutual release of claims between Mr. Rogers and Levin Management.

(13) Represents the fair market value, as of the grant date, of 41,573 RSUs granted on March 12, 2003 with respect to 2002 bonus compensation. Under the original terms of such grant, (i) with respect to 13,240 of these RSUs, one third vested on each of December 31, 2003 and December 31, 2004 and one third will vest on December 31, 2005, but the delivery of the shares of common stock underlying the RSUs will not occur until December 31, 2005, and delivery may be deferred by Mr. Rogers and (ii) with respect to the other 28,333 RSUs, such RSUs will vest on December 3, 2005, but the delivery of shares of common stock underlying the RSUs may be deferred by Mr. Rogers. See footnote (12) above for a description of settlement of such RSUs.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information concerning the exercise of options to purchase the Company's common stock during 2004 by the Named Executive Officers and the value of unexercised in-the-money options to purchase shares of the Company's common stock granted to the Named Executive Officers outstanding as of December 31, 2004.

                                                          NUMBER OF SECURITIES UNDERLYING
                              SHARES                       UNEXERCISED OPTIONS AT FISCAL       VALUE OF UNEXERCISED IN-THE-MONEY
                             ACQUIRED         VALUE              YEAR-END 2004(#)                  OPTIONS AT FISCAL YEAR-END
NAME                        ON EXERCISE    REALIZED($)       EXERCISABLE/UNEXERCISABLE        2004($)(1) EXERCISABLE/UNEXERCISABLE
----                        -----------    -----------       -------------------------        ------------------------------------
John A. Levin.........       34,570         787,116                         0/0                                  0/0
Gregory T. Rogers(2)..       65,049        1,279,433                        0/0                                  0/0
Glenn A. Aigen........          0              0                       19,555/0                            440,063/0
Norris Nissim.........          0              0                            0/0                                  0/0

------------------------------------
(1) On December 31, 2004, the closing price of the Company's common stock on The New York Stock Exchange was $27.90 per share.

(2)      Gregory T. Rogers resigned effective as of September 30, 2004.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN CONTROL ARRANGEMENTS


         Except as described below, none of the Named Executive Officers is subject to an employment contract or change-in-control arrangement.


         Gregory T. Rogers resigned from the Company effective September 30, 2004. On September 30, 2004, Mr. Rogers entered into a Separation Agreement and General Release, dated as of September 29, 2004 with Levin Management. For a detailed description of this agreement, see Footnote 12 to the Summary Compensation Table.


         On April 19, 2005 the Company and Levin Management (the Company, together with Levin Management, the "Employers") entered into a letter agreement relating to certain a payment arrangements with each of Henry Levin and Frank Rango (each, a "Manager").

         The term of each Manager's employment under the Letter Agreement is January 1, 2005 through March 31, 2006 (the "Term"). The Letter Agreement provides that (A) if a Manager is employed by the Employers as of December 31, 2005 (even if notice of his resignation has been given), or if a Manager is terminated by the Employers without Cause (as defined in the Letter Agreement) prior to such date, such Manager shall receive as his total compensation for 2005 50% of the Incentive Pool for 2005 (as defined in and payable in accordance with the Letter Agreement); (B) each Manager shall, during his employment, receive a non-refundable base draw (the "Base Draw") at an annual rate of $800,000, payable no less frequently than monthly; (C) any Manager whose employment is terminated prior to December 31, 2005 by the Employers for Cause shall receive his Base Draw accrued through the date of such termination, but shall not otherwise be allocated any portion of the Incentive Pool for calendar year 2005; (D) if a Manager's employment is terminated without Cause, such Manager shall (in addition to his entitlement to 50% of the Incentive Pool for calendar year 2005 under clause (A) above), be entitled to a lump-sum payment equal to (i) $4 million if terminated on or prior to July 1, 2005, (ii) $3 million if terminated after July 1, 2005 and on or prior to October 1, 2005, and
(iii) $2 million if terminated after October 1, 2005 and on or prior to the conclusion of the Term. This payment shall not reduce the amount of the Incentive Pool payments payable to the other Manager; (E) during the Term, a Manager shall remain entitled to any additional benefits due under the applicable terms of any applicable plan, program, corporate governance document, agreement, or arrangement of either Employer or any of their affiliates; (F) each Manager shall be entitled to the indemnification and director and officer insurance protections set forth in the Letter Agreement; and (G) neither Manager shall be subject to any contractual, or similar, post-employment restrictions on his activities following termination of his employment with the Employers for any reason.

         The Letter Agreement also provides that (A) compensation of all employees who were members of the event-driven group during any portion of 2005 except Messrs. Rango and Levin ("Team Members") and product-related expenditures for the event-driven group shall be determined by the Managers consistent with past practice; provided, however, that compensation of Team Members may not exceed 67% of (i) the revenues generated by the event-driven group less (ii) all internal and external marketing commissions; and (B) if both Managers remain employed prior to full payment of compensation to the Team Members for 2005 but they do not agree on the amounts of such payments to be made to the Team Members, then the Compensation Committee of the Company shall determine the compensation to be paid to the Team Members. If the employment of one Manager (but not both Managers) terminates for any reason prior to full payment of compensation to the Team Members for 2005, then the other Manager (if still employed) shall have full authority to act under clauses (A) and (B) of this paragraph. In the event that neither Manager is employed at the time full payment of compensation to the Team for 2005 is due, then the compensation of Team Members (other than the Managers) shall be set at 50% of the revenues generated by the event-driven group in respect of the 2005 year.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Anson M. Beard, Jr., David D. Grumhaus and Burton G. Malkiel served as members of the Compensation Committee during 2004. None of these persons was ever an officer or employee of the Company or any of its subsidiaries. During 2004, none of the Company's executive officers served on the Board of Directors or the Compensation Committee of any entity which had an executive officer who served on the Company's Board of Directors or Compensation Committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors makes decisions regarding the compensation of the Company's executives and is comprised solely of independent, non-employee directors. Additionally, the Compensation Committee establishes the compensation of John A. Levin, the Company's Chief Executive Officer, based on its evaluation of Mr. Levin's performance. The compensation of the other officers of the Company is determined by the Compensation Committee in consultation with Mr. Levin. All decisions made by the Compensation Committee relating to the compensation of the Company's officers are reviewed by the full Board of Directors.

         The Company's executive compensation program reflects the philosophy that compensation should reward executives for outstanding individual performance and, at the same time, align the interests of executives closely with those of stockholders. To implement that philosophy, the Company offers each of its executives a compensation package consisting of base salary and annual bonuses. Through this compensation structure, the Company aims to reward above-average corporate performance and recognize individual initiative and achievements.

         The Compensation Committee also administers the Company's 1998 Incentive Compensation Plan, as amended, pursuant to which the Company may grant awards to its employees, based on performance, in the form of cash or Company stock (including stock options, restricted stock units and shares of restricted stock). In 2004, the equity awards granted by the Compensation Committee were generally made in the form of shares of restricted stock, vesting at a rate of 1/3 on each of the first, second and third December 31st subsequent to their date of grant. The Compensation Committee believes the award of equity which vests over a number of years encourages the retention of executives and more closely aligns the interests of executives with the Company's stockholders.

BASE SALARY

         Base salaries reflect individual positions, responsibilities, experience, and potential contribution to the success of the Company. Actual salaries vary according to the Compensation Committee's subjective assessment of these factors in its review of the base salaries of Company executives. The Company conducts annual reviews and refers to external industry benchmarks to ensure that base salaries are competitive, that they reflect the specific responsibilities of individual executives and that they appropriately reward individual executives for their contributions to the Company's performance.

BONUSES

         At the Compensation Committee's sole discretion, the Company may award each executive officer a bonus in the form of cash, equity or a combination of cash and equity, based on the Compensation Committee's assessment of the executive officer's individual performance and the performance of the Company or business unit. In conducting its evaluation of the performance of an officer and in determining the amount and form of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different performance factors or rely exclusively on specific mathematical formulas. Rather, the Compensation Committee makes its determination in each case after considering a variety of factors it deems relevant for the executive officer's position at the time of review.

         In addition to the above considerations, in making compensation determinations with respect to 2004, the Compensation Committee referred to extensive comparative compensation data, derived from both public and non-public sources, prepared by the Compensation Committee's compensation consultant. Specifically, the Compensation Committee used this information in reviewing the compensation of each of the named executive officers as well as other key senior employees of the Company. In recognition of the Company's increase in revenues and the contributions made by the named executive officers and other key senior employees of the Company, the Compensation Committee increased the amounts of bonuses awarded to these executives, and a significant portion of the increase was paid in the form of restricted stock awards. These awards are subject to a three year vesting schedule and will fully vest as of December 31, 2007, thereby encouraging the retention of executives and bringing the interest of executives into greater alignment with stockholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         In 2004, Mr. Levin received a base salary of $914,862. His annual bonus was determined by the Compensation Committee of the Board of Directors in accordance with the guidelines established by it for the executive officers of the firm, taking into consideration the overall profitability of the firm, and in the case of Mr. Levin, the profitability of pooled investment vehicles which earned performance-based fees with respect to which he acted as the portfolio manager.

         In evaluating Mr. Levin's performance, the Compensation Committee noted specific developments that transpired in the Company in 2004, including the restoration of the Company's status in the managed account program in which most of the Company's managed accounts were held, the development of newer investment strategies, and the general stabilization of the long-only strategies following the underperformance of such strategies in 2002.

         In 2004, in making its determination as to the form of Mr. Levin's bonus payment, the Compensation Committee decided that a portion of Mr. Levin's bonus would be in the form of a grant of Company restricted stock with a value equal to the incremental increase in Mr. Levin's total compensation from 2003. The number of shares to be granted was determined at the Compensation Committee's meeting in December 2004, and was based on the value of the Company stock at the time of that meeting. Since the restricted stock awards were not granted until March 10, 2005, the value of the actual award was higher than the value ascribed to it at the December 2004 meeting due to the increase in price of the Company common stock during the intervening period.

LIMITS ON DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Code denies a tax deduction to any publicly held corporation, such as the Company, for compensation in excess of $1 million paid to its Chief Executive Officer or any of its four other most highly compensated executive officers in any fiscal year, unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee currently anticipates that, to the extent practicable and in the Company's best interest, the Company will pay executive compensation in a manner that satisfies the requirements of the Code to permit the Company to deduct the compensation.

COMPENSATION COMMITTEE MEMBERS

Anson M. Beard, Jr. (Chairman)
David D. Grumhaus
Burton G. Malkiel

                             AUDIT COMMITTEE REPORT

         The Board of Directors has adopted a charter for the Audit Committee. Pursuant to this charter, the Audit Committee makes recommendations regarding the selection of the Company's independent registered public accounting firm and meets with representatives of the Company's independent registered public accounting firm to determine the scope, and review the results, of each audit.

         In March 2005, the Audit Committee met with members of the Grant Thornton LLP engagement team to review the results of the 2004 audit. The Audit Committee also discussed the audited financial statements and the results of the audit with the Company's management.


         The Audit Committee discussed the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, with Grant Thornton LLP. Further, the Committee has received the written statements required by Independence Standards Board Standard No. 1. Standard No. 1 requires auditors to communicate, in writing, at least annually all relationships between the auditor and the Company that, in the auditor's professional judgment, may reasonably be thought to affect the auditor's independence. The Audit Committee has received this written disclosure and has discussed with Grant Thornton LLP its independence and considered the compatibility of non-audit services with the auditor's independence. The Audit Committee determined that Grant Thornton LLP's independence was not impaired by providing non-audit services to the Company.

         Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee approved the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

                  AUDIT COMMITTEE MEMBERS

David D. Grumhaus (Chairman)
Burton G. Malkiel
J. Barton Goodwin

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table gives information about the Company's 1998 Incentive Compensation Plan as of December 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

                                               (A)                    (B)                            (C)
                                       NUMBER OF SECURITIES     WEIGHTED AVERAGE     NUMBER OF SECURITIES AVAILABLE FOR
                                        TO BE ISSUED UPON      EXERCISE PRICE OF        FUTURE ISSUANCE UNDER EQUITY
                                           EXERCISE OF            OUTSTANDING          COMPENSATION PLANS (EXCLUDING
                                       OUTSTANDING OPTIONS    OPTIONS, WARRANTS             SECURITIES REFLECTED
PLAN CATEGORY                          WARRANTS AND RIGHTS        AND RIGHTS                   IN COLUMN (A))
-------------                          -------------------        ----------                   --------------
Equity compensation plans
approved by security holders..........       23,396                 $15.01                         549,212

Equity compensation plans
not approved by security holders......            0                     --                               0

Total.................................       23,396                 $15.01                         549,212

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


         John A. Levin, the Chairman and Chief Executive Officer of the Company, received tax preparation, personal finance administration and personal transportation services from the Company. In 2004, he was billed $62,500 in connection with his receipt of such services. In addition, Mr. Levin received $280,443 as managing member of Island Drive Management, LLC which serves as a general partner of Island Drive Long-Biased, L.P. and participates in the performance-based incentive allocation made by the limited partners to the general partners. Levco GP, Inc., a wholly owned subsidiary of the Company, serves as the managing general partner of this partnership.


         Henry L. Levin, a son of John Levin, received $800,000 as salary and $5,963,944 as bonus compensation as one of two Senior Portfolio Managers for the event driven investment team. In addition, Henry Levin is a managing member of Purchase Management, LLC, which serves as a general partner of Purchase Associates, L.P. and Purchase Associates II, L.P., and of Debt Management, LLC, which serves as a general partner of Debt Opportunity Partners, L.P. These general partners participate in the performance-based incentive allocations made by the limited partners to the general partners. Levco GP, Inc., a wholly owned subsidiary of the Company, serves as the managing general partner of each of the partnerships. Purchase Management, LLC received incentive allocations totaling $3,759,536, of which $1,879,536 was allocated to Henry Levin, and Debt Opportunity Management received an incentive allocation of $162,836, of which $40,709 was allocated to Henry Levin. Such allocations to Henry Levin are included as compensation in the financial statements of the Company. In 2004, investment vehicles and other accounts managed by the event driven investment team generated $57.6 million in revenues, and the event driven team had approximately $2.6 billion in assets under management as of December 31, 2004.

         Jennifer Levin Carter, a daughter of John Levin, received $174,600 (and reimbursed expenses of $7,697) from the company for consulting services rendered to various alternative investment strategies of the Company.

         Frank Rango is a managing member of Purchase Management, LLC, which serves as a general partner of Purchase Associates, L.P. and Purchase Associates II, L.P., and of Debt Management, LLC, which serves as a general partner of Debt Opportunity Partners, L.P. These general partners participate in the performance-based incentive allocations made by the limited partners to the general partners. Levco GP, Inc., a wholly owned subsidiary of the Company, serves as the managing general partner of each of the partnerships. Purchase Management, LLC received incentive allocations totaling $3,759,536, of which $1,879,536 was allocated to Mr. Rango, and Debt Opportunity Management received an incentive allocation of $162,836, of which $40,709 was allocated to Mr. Rango. In addition, Mr. Rango received incentive allocations totaling $23,298 in connection with his services as a portfolio manager of LRK Savings, L.P. which is managed by Levco GP, Inc. Such allocations to Mr. Rango are included as compensation in the financial statements of the Company.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

         The following chart shows the Company's annual total returns from December 31, 1999 through December 31, 2004. The chart sets forth a comparison of the Company's total return with the annual return of (i) the S&P Financial Index; and (ii) the S&P 500 Index. The chart is based on an investment of $100 on December 31, 1999, and assumes that all dividends and capital gain distributions were reinvested. The chart is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock.

                 COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

                          12/31/1999   12/31/2000    12/31/2001    12/31/2002    12/31/2003   12/31/2004
BKF Capital Group, Inc.       100.00       130.36        205.00        126.07        176.29       273.80
S&P Financial Index           100.00       125.81        110.99         97.99        127.89       142.01
S&P 500 Index                 100.00        90.90         80.10         62.41         80.30        89.03


                               [GRAPHIC OMITTED]
                                  [LINE GRAPH]

                 PROXY SOLICITATION; QUORUM; VOTING; ADJOURNMENT


PROXY SOLICITATION

         If you properly sign your proxy and return it on time, your shares will be voted at the Annual Meeting in accordance with the directions you mark on your proxy card. If you properly sign and return your proxy, but do not mark any directions on it, your shares will be voted FOR the election of each of the nominated directors, FOR the amendment to the Restated Certificate of Incorporation of the Company to eliminate the classified board of directors, FOR the amendment to the Restated Certificate of Incorporation of the Company to eliminate the supermajority vote requirements for fundamental transactions, FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company and AGAINST each of the stockholder proposals.

         You may revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Company, or by delivery of a later dated proxy. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.


         Stockholders of record at the close of business on April 25, 2005 are entitled to participate in the meeting and to cast one vote for each share held. The Company had 7,530,536 shares of common stock outstanding on the Record Date (including 138,645 shares of restricted stock). There is no other class of stock outstanding. Stockholders are entitled to one vote per share for each matter eligible to be voted upon.

         Proxies will be solicited by mail. Directors and executive officers may solicit proxies, personally or by telephone, telegraph or mail, but such persons will not be specially compensated for such services. In addition, the Company has engaged MacKenzie Partners, Inc. to render proxy solicitation services at an estimated cost not expected to exceed $200,000 plus customary out of pocket expenses. The Company will inquire of any stockholder of record known to be a broker, dealer, bank, or other nominee as to whether other persons were the beneficial owners of shares held of record by such persons. If so, the Company will supply additional copies of solicitation materials for forwarding to beneficial owners and will make reimbursement for reasonable out-of-pocket costs. The Company will bear all costs of solicitation and related actions, which is estimated to be $350,000. Approximately $73,000 has been paid as of the date hereof.


QUORUM


         An independent third party tabulates the proxies. Under Delaware law (under which the Company is organized) and the Company's bylaws, a majority of the shares outstanding on the Record Date, excluding shares held in the Company's treasury, must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as "present" for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares.


VOTING

         In the election of directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

ATTENDANCE AT THE ANNUAL MEETING

         When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver's license. If you hold common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.


ELECTION OF DIRECTORS


         Assuming a quorum is present, the nominees for director who receive the highest number of votes of the shares cast at the meeting will be elected. A properly executed proxy marked WITHHOLD AUTHORITY with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.


AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS AND ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS FOR FUNDAMENTAL TRANSACTIONS

         Under the Restated Certificate of Incorporation of the Company, approval of this proposal requires the affirmative vote of the holders of at least eighty percent (80%) of the shares of the Company's common stock outstanding as of the Record Date. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a negative vote on the outcome of this proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.

STOCKHOLDER PROPOSALS

         The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on these proposals will be required to approve the stockholder proposals. Abstentions will not be voted and will have the effect of a vote against these proposals. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of these proposals. Approval of these proposals will not require that the requested action be taken, since the stockholder proposals are advisory recommendations to the Board of Directors.

ADJOURNMENT


         Any decision to adjourn the meeting would be made by the chairman of the meeting (to the extent permitted by applicable law) or by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on these proposals. Proxies would be voted in favor of adjournment if there are not enough shares present at the meeting to constitute a quorum.


                            PROPOSALS OF STOCKHOLDERS

         Under the Company's bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 60 days prior to the date on which the Company first mailed its proxy materials for the prior year's annual meeting; provided, however, that if the date of the annual meeting has been advanced by more than 30 days from the date of the prior years annual meeting, then such notice must be received by the Secretary of the Company not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the meeting. These regulations are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have stockholder proposal included in the Company's proxy statement.

         Stockholders interested in submitting a proposal for inclusion in the proxy material for the Annual Meeting of stockholders in 2005 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company's Secretary no later than December __, 2005.

                              AVAILABLE INFORMATION


STOCKHOLDERS OF THE COMPANY WILL RECEIVE WITH THIS PROXY STATEMENT A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT BY WRITING TO THE COMPANY AT ONE ROCKEFELLER PLAZA, 19TH FLOOR, NEW YORK , NEW YORK 10020 OR BY CALLING (800) BKF-1891. STOCKHOLDERS MAY ALSO OBTAIN COPIES OF THE ANNUAL AND QUARTERLY REPORTS ON THE COMPANY'S WEBSITE AT WWW.BKFCAPITAL.COM.

THE BOARD OF DIRECTORS HAS ADOPTED CORPORATE GOVERNANCE GUIDELINES, A CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CERTAIN OTHER PERSONNEL, AN AUDIT COMMITTEE CHARTER, A NOMINATING AND GOVERNANCE COMMITTEE CHARTER, AND A COMPENSATION COMMITTEE CHARTER. THESE DOCUMENTS MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO OR CALLING THE COMPANY AND ARE POSTED ON THE COMPANY'S WEBSITE.


                       By Order of the Board of Directors


                                     /s/ _______________________

                                    Norris Nissim
                                    Secretary


New York, New York
______________, 2005

PROPOSED CERTIFICATE OF AMENDMENT
---------------------------------

                                   APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             BKF CAPITAL GROUP, INC.


         BKF Capital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the Board of Directors of the Corporation duly adopted resolutions setting forth this proposed amendment (this "Amendment") to the Restated Certificate of Incorporation of the Corporation (as amended prior to the date hereof, the "Certificate of Incorporation") and declaring this Amendment advisable.

         SECOND: That, at the annual meeting of stockholders of the Corporation duly called and held on _________ __, 2005, upon notice to the stockholders in accordance with Section 222 of the DGCL, this Amendment was duly approved and adopted by the holders of the requisite number of issued and outstanding common stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL and Article 10 of the Certificate of Incorporation.

         THIRD: That Article 6 of the Certificate of Incorporation of the Corporation is hereby amended by adding the following sentence at the end of the second paragraph thereof: [ITEM 2]

     "Notwithstanding anything to the contrary in this certificate of incorporation, (i) commencing with the annual meeting of stockholders in 2006 and thereafter, directors in the class of directors to be elected at the annual meeting of stockholders shall be elected for a term expiring at the next annual meeting stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until such director's earlier resignation or removal, and (ii) from and after the annual meeting of stockholders in 2008, the board of directors shall cease to be divided into classes."

         FOURTH: That Article 8 of the Certificate of Incorporation of the Corporation is hereby deleted and replaced with the following: [ITEM 3]

         "EIGHTH. [Reserved]."

         FIFTH: That this Amendment shall be effective on its filing with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this ____ day of _______, 2005.



                                             BKF CAPITAL GROUP, INC.


                                             By: ______________________________
                                                 Name:
                                                 Title:

                                   APPENDIX B

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY WHO MAY SOLICIT PROXIES

         The following table sets forth (a) the name, business address and principal occupation of the Participants and (b) the dates, types and amounts of each Participants' purchases and sales of the Company's common stock within the past two years.

         Except as described in this Proxy Statement, shares of common stock of the Company owned of record by each Participant are also owned beneficially by such Participant. The total number of shares of common stock of the Company owned by each Participant is set forth in this Proxy Statement.

                                                            NUMBER OF SHARES
     NAME                           DATE OF TRANSACTION    PURCHASED OR (SOLD)   NOTES
---------------------------------   ---------------------  -------------------   --------------
John A. Levin                       1/10/2003              45,000                (1)
Chief Executive Officer and         1/10/2003              15,000                (1)
President                           3/12/2003              71,320                (2)
BKF Capital Group, Inc.             3/12/2003              90,405                (2)
One Rockefeller Plaza               12/31/2004             15,000                (3)
New York, NY 10020                  12/31/2004             14,504                (3)
                                    12/31/2004             12,368                (4)
                                    1/12/2005              71,413                (3)
                                    1/12/2005              32,312                (4)
                                    3/10/3004              20,321                (5)
                                    12/23/2004             34,570                (3)
                                    12/23/2004             7,810                 (4)
                                    3/10/2005              26,465                (5)

Anson M. Beard, Jr.                 1/27/2003              1,500                 (2)
Retired                             5/13/2004              1,200                 (5)
Morgan Stanley Dean Witter          3/23/2005              1,200                 (5)
1221 Avenue of the Americas
New York, NY 10020

Barton M. Biggs                     5/21/2003              1,125                 (2)
Managing Partner                    5/13/2004              1,200                 (5)
Traxis Partners                     3/23/2005              1,200                 (5)
600 Fifth Avenue,
26th Floor,
New York, NY 10020

J. Barton Goodwin                   1/27/2003              1,500                 (2)
Managing Director                   1/10/2003              10,402                (6)
BCI Partners, Inc.                  1/10/2003              11,000                (6)
c/o BCI Advisors                    1/10/2003              6,000                 (6)
Glenpoint Centre West               1/13/2003              12,000                (6)
Teaneck, NJ 07666-6883              12/27/2004             2,700                 (7)
                                    5/13/2004              1,200                 (5)
                                    3/23/2005              1,200                 (5)

                                                            NUMBER OF SHARES
     NAME                           DATE OF TRANSACTION    PURCHASED OR (SOLD)   NOTES
---------------------------------   ---------------------  -------------------   --------------
David Grumhaus                      1/27/2003              1,500                 (2)
Travel 100 Group                    5/13/2004              1,200                 (5)
10 South Riverside Plaza,
Room 1404
Chicago, IL 60606

Burton G. Malkiel                   1/27/2003              1,500                 (2)
Professor of Economics              12/31/2003             1,000                 (8)
Economics Dept., Fisher Hall        12/31/2004             1,000                 (8)
Prospect Avenue                     12/31/2004             100                   (8)
Princeton University                5/13/2004              1,200                 (5)
Princeton, NJ 08544-1021            3/23/2005              1,200                 (5)

Peter J. Solomon                    1/27/2003              1,500                 (2)
Chairman                            5/13/2004              1,200                 (5)
Peter J. Solomon Company            3/23/2005              1,200                 (5)
520 Madison Avenue,
29th Floor
New York, NY 10022

Dean J. Takahashi                   1/27/2003              1,500                 (2)
Senior Director of Investments      5/13/2004              1,200                 (5)
Investment Office                   3/23/2005              1,200                 (5)
Yale University
230 Prospect Avenue
New Haven, CT 06511

James S. Tisch                      1/27/2003              1,500                 (2)
President and Chief Executive       5/13/2004              1,200                 (5)
Officer                             3/23/2005              1,200                 (5)
Loews Corporation
667 Madison Avenue, 7th Floor
New York, NY 10021-8087

Glenn A. Aigen                      1/10/2003              15,000                (9)
Senior Vice President, Chief        1/10/2003              5,000                 (9)
Financial Officer and Treasurer     3/12/2003              6,110                 (2)
BKF Capital Group, Inc.             3/12/2003              20,000                (2)
One Rockefeller Plaza               3/10/2004              1,384                 (5)
New York, NY 10020                  3/10/2004              1,400                 (5)

Norris Nissim                       1/10/2003              7,300                 (10)
Vice President, General Counsel     1/10/2003              2,433                 (10)
and Secretary                       3/12/2003              4,867                 (2)
BKF Capital Group, Inc.             1/12/2004              5,000                 (8)
One Rockefeller Plaza               1/12/2004              1,703                 (4)
New York, NY 10020                  12/31/2004             2,433                 (8)
                                    12/31/2004             846                   (4)
                                    3/10/2005              2,933                 (5)


Henry Levin                         11/17/03               65,048                (11)
Senior Portfolio Manager            11/18/03               37,167                (4)
John A. Levin & Co.                 12/31/04               37,167                (12)
Levin Management Co., Inc.
c/o BKF Capital Group, Inc.
One Rockefeller Plaza
New York, NY 10020

Frank Rango                         1/3/03                 5,677                 (4)
Senior Portfolio Manager            11/17/03               65,048                (11)
John A. Levin & Co.                 11/18/03               37,167                (4)
Levin Management Co., Inc.          12/31/04               37,167                (13)
c/o BKF Capital Group, Inc.
One Rockefeller Plaza
New York, NY 10020

____________________


(1) 45,000 options were tendered to the issuer for cancellation. In exchange Mr. Levin received 15,000 restricted stock units.

(2)      Award of restricted stock units.

(3)      Exercise of options to purchase common stock.

(4)      Sale of common stock.

(5) Award of shares of restricted common stock under the BKF Capital Group, Inc. 1998 Incentive Compensation Plan.

(6)      Sale of common stock by trustee.

(7)      Sale of common stock by spouse.

(8)      Exercise of restricted stock units.

(9) 15,000 options were tendered to the issuer for cancellation. In exchange Mr. Aigen received 5,000 restricted stock units.

(10) 7,300 options were tendered to the issuer for cancellation. In exchange Mr. Nissim received 2,433 restricted stock units.


(11) Award of 67,048 restricted stock units of which 27,971 restricted stock units were withheld for payment of taxes.

(12) Award of 37,167 restricted stock units of which 14,805 restricted stock units were withheld for payment of taxes.

(13) Award of 37,167 restricted stock units of which 15,712 restricted stock units were withheld for payment of taxes.

Proxy                                                                      Proxy


                             BKF CAPITAL GROUP, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS - June 9, 2005

         Anson M. Beard, Jr., Dean J. Takahashi, Peter J. Solomon or any of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of BKF Capital Group, Inc. to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York on June 9 at 8:00 a.m. and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.


         Please indicate change of address here and mark the box on the other side.


         All capitalized terms used in this proxy shall have the same meanings assigned to them in the proxy statement.


(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT.

             PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY
                     USING THE ENCLOSED POSTMARKED ENVELOPE.

Please mark your votes as indicated in this example [X]


The Board of Directors recommends that you vote FOR proposals 1, 2, 3 and 4 and AGAINST proposals 5, 6 and 7. The shares represented by this proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5, 6 and 7.


1. To elect three directors;
        FOR all nominees listed                      WITHHOLD AUTHORITY to
        below (except as marked                      vote for all nominees
           to the contrary) [  ]                         listed below [  ]

Nominees:  J. Barton Goodwin, John A. Levin and Burton G. Malkiel

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

                                                                       FOR             AGAINST           ABSTAIN
2.  To amend the Restated Certificate of Incorporation to              [ ]               [ ]               [ ]
eliminate the classified board of directors.

3.  To amend the Restated Certificate of Incorporation to              [ ]               [ ]               [ ]
eliminate the supermajority vote requirements for fundamental transactions.

4. To ratify the selection of Grant Thornton LLP as the                [ ]               [ ]               [ ]
independent registered public accounting firm of the Company.

                                                                     AGAINST             FOR             ABSTAIN
5.  To approve a stockholder proposal requesting the                   [ ]               [ ]               [ ]
engagement of an investment banking firm to pursue a sale of the Company.

6.  To approve a stockholder proposal requesting the                   [ ]               [ ]               [ ]
declassification of the Board of Directors.

7.  To approve a stockholder proposal relating to the                  [ ]               [ ]               [ ]
Company's stockholder rights plan.


8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

_________________________________________________________________________________________________________________



______________________________________________________________

I will be attending the annual meeting [ ]. Print name below.

______________________________________________________________



Signature _______________________          Signature: __________________________
                  (Please sign exactly as name appears above.)

Dated: ____________________, 2005




               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.